Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Third Quarter Results and Announces New Capital Return Policy

Overland Park, KS, Oct. 24, 2017 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported third quarter 2017 net income(1) of $38.0 million, or $0.45 per diluted share, compared to net income of $23.3 million, or $0.28 per diluted share, during the prior quarter and net income of $53.8 million, or $0.65 per diluted share, during the third quarter of 2016.

Operating revenues of $289.4 million during the third quarter of 2017 increased 1% sequentially due primarily to one additional day during the current quarter.  Compared to the third quarter of 2016, operating revenues declined 5% due primarily to lower average assets under management, which was partly offset by a 2.5 basis point increase in our effective fee rate.  The operating margin during the current quarter was 19.0% compared to 17.8% during the previous quarter and 24.3% during the same period last year.

Business Discussion

Redemptions during the current quarter were at their lowest level since March 2014, owing mostly to the continued decline in redemptions in our retail unaffiliated distribution channel.  Complex-wide, gross sales were $2.9 billion during the quarter, declining 13% compared to the prior quarter, but improving 14% compared to the third quarter of 2016.  Assets under management were $80.9 billion at the end of September, largely unchanged compared to the prior quarter and 5% lower than the third quarter of 2016.  Net outflows of $2.8 billion during the current quarter increased slightly compared to net outflows of $2.5 billion in the prior quarter, but improved compared to net outflows of $4.9 billion during the same period last year.

“While we have made progress toward stabilizing our assets under management, we must now increase our focus on reenergizing organic growth.” said Philip J. Sanders, Chief Executive Officer of Waddell & Reed Financial, Inc. “Success in this effort will depend on competitive investment performance, appropriate product offerings, and effective sales and distribution strategies.  The corporate initiatives we outlined last quarter are already underway and, we believe, will provide a foundation for success.”

As part of our regular assessment of the return of capital to stockholders, we are implementing a revised capital return policy intended to provide greater financial flexibility to invest in our business, maintain a strong balance sheet and continue to provide a competitive return to stockholders.  Accordingly, the Board reduced the quarterly dividend on our Class A common stock to $0.25 per share, payable on February 1, 2018 to stockholders of record as of January 11, 2018.  This capital return policy also encompasses a plan to repurchase $250 million of our common stock, which is inclusive of buybacks to offset dilution of our equity grants.  Based on our current financial forecast, we intend to engage in an opportunistic share repurchase plan to fulfill the targeted buybacks over the next two years.

“We believe this policy allows us to create long-term value for our stockholders by providing us with additional flexibility to reposition our company amidst an ever-changing industry.  This new capital return policy will not only provide for sustainability of the dividend, but also support our strategic initiatives going forward,” added Sanders.

(1)  Net income represents net income attributable to Waddell & Reed Financial, Inc.

Management Fee Revenue Analysis

Revenues increased 2% sequentially due to a small increase in the effective fee rate and one additional day during the current quarter.  Compared to the same period last year, revenues declined 3%, while average assets under management declined 7%.  A gradual mix-shift in the asset base continues to move the effective fee rate higher.

During the current quarter, the effective management fee rate was 66.1 basis points, compared to 65.1 basis points during the second quarter of 2017 and 63.6 basis points during the third quarter of 2016.  Average assets under management were $80.5 billion during the current quarter, compared to $80.6 billion and $86.8 billion during the second quarter of 2017 and the third quarter of 2016, respectively.

Underwriting and Distribution Analysis

Underwriting and Distribution Revenues

Revenues remained unchanged sequentially.  An increase in advisory fees in our retail broker-dealer channel was offset by lower front-load sales commissions.  Revenues decreased 5% compared to the third quarter of 2016 due to lower asset-based Rule 12b-1 service and distribution fees in our retail unaffiliated channel.  In our retail broker-dealer channel, an increase in asset-based advisory fees was offset by lower front-load sales commission revenues.

Underwriting and Distribution Costs

Direct costs decreased 2% sequentially.  In the retail unaffiliated channel, direct costs declined due to a combination of lower asset-based Rule 12b-1 service and distribution fees and lower wholesaler commissions.  In our retail broker-dealer channel, an increase in advisory fees was partly offset by lower front-load sales commission costs.  Additionally, as part of our field realignment efforts, field management compensation costs moved from U&D direct to U&D indirect, resulting in a further decline to direct costs in our retail broker-dealer channel.

Indirect costs rose 1% sequentially.  In the retail unaffiliated channel, lower marketing costs more than offset the previously announced discretionary transition contribution payment to employees’ 401(k) accounts at year-end.  This contribution expense is being recognized during the third and fourth quarters of 2017.  In our retail broker-dealer channel, the increase in costs was largely due to higher compensation costs associated with our field realignment efforts and the discretionary 401(k) contribution, which were partly offset by compensation savings due to a decline in field management headcount and lower technology costs.

Direct costs declined 8% compared to the third quarter of 2016.  In our retail unaffiliated channel, direct costs declined due to lower asset-based Rule 12b-1 service and distribution fees.  In our retail broker-dealer channel, an increase in advisory fees was more than offset by lower front-load sales commissions and lower compensation costs for field management.

Indirect costs in the third quarter of 2016 included a curtailment gain of $4.7 million associated with our post-retirement medical plan, which accounts for the majority of the increase between periods.  The current quarter saw lower IT costs in our retail unaffiliated channel, which were partly offset by an increase in field compensation costs in our retail broker-dealer channel.

Compensation and Related Expense Analysis

Costs increased 2% sequentially due to the previously announced discretionary transition contribution payment to employees’ 401(k) accounts at year-end, which was partly offset by cost savings reached through the freezing of our pension plan.  Compared to the third quarter of 2016, costs increased 20%, or $8.1 million, due in part to the $3.9 million curtailment gain recognized in the third quarter of 2016.  To a lesser extent, equity incentive compensation and the discretionary 401(k) contribution contributed to the increase, which was partly offset by lower pension costs due to the freezing of our pension plan.

General and Administrative Expense Analysis

Costs decreased 1% sequentially.  The second quarter of 2017 included costs associated with planned fund mergers, while the current quarter had higher legal costs, partly offset by lower IT costs.  Compared to the same quarter last year, costs increased 20% due to higher consultant costs and higher temporary office staff for the implementation of the DOL fiduciary rule.

	Three Months Ended
Changes in Assets Under Management	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31
($ in millions)	2016				2017
Retail Unaffiliated Distribution
Beginning assets	$45,641	$38,623	$35,197	$33,290	$30,295	$30,182	$30,307
Sales (1)	2,144	1,526	1,320	1,373	1,799	2,080	1,790
Redemptions	(7,680)	(5,543)	(4,824)	(4,390)	(3,707)	(2,886)	(2,486)
Net exchanges	158	127	161	11	236	235	213
Net Flows	(5,378)	(3,890)	(3,343)	(3,006)	(1,672)	(571)	(483)
Market action	(1,640)	464	1,436	11	1,559	696	1,238
Ending assets	$38,623	$35,197	$33,290	$30,295	$30,182	$30,307	$31,062

Retail Broker-Dealer
Beginning assets	$43,344	$42,142	$42,261	$43,170	$42,322	$43,110	$43,084
Sales (1)	1,068	1,094	1,024	1,101	978	1,142	1,024
Redemptions	(1,197)	(1,329)	(1,542)	(1,669)	(1,871)	(1,812)	(2,049)
Net exchanges	(172)	(163)	(194)	(182)	(236)	(241)	(213)
Net Flows	(301)	(398)	(712)	(750)	(1,129)	(911)	(1,238)
Market action	(901)	517	1,621	(98)	1,917	885	1,626
Ending assets	$42,142	$42,261	$43,170	$42,322	$43,110	$43,084	$43,472

Institutional
Beginning assets	$15,414	$14,426	$8,993	$8,595	$7,904	$7,792	$7,036
Sales (1)	453	190	180	242	142	78	68
Redemptions	(1,068)	(5,699)	(1,051)	(1,042)	(727)	(1,057)	(1,139)
Net exchanges	14	36	33	171	—	6	—
Net Flows	(601)	(5,473)	(838)	(629)	(585)	(973)	(1,071)
Market action	(387)	40	440	(62)	473	217	400
Ending assets	$14,426	$8,993	$8,595	$7,904	$7,792	$7,036	$6,365

Consolidated Total
Beginning assets	$104,399	$95,191	$86,451	$85,055	$80,521	$81,084	$80,427
Sales (1)	3,665	2,810	2,524	2,716	2,919	3,300	2,882
Redemptions	(9,945)	(12,571)	(7,417)	(7,101)	(6,305)	(5,755)	(5,674)
Net exchanges	—	—	—	—	—	—	—
Net Flows	(6,280)	(9,761)	(4,893)	(4,385)	(3,386)	(2,455)	(2,792)
Market action	(2,928)	1,021	3,497	(149)	3,949	1,798	3,264
Ending assets	$95,191	$86,451	$85,055	$80,521	$81,084	$80,427	$80,899

(1)         Sales is primarily gross sales (net of sales commissions).  This amount also includes net reinvested dividends & capital gains and investment income.

Supplemental Information

	Three Months Ended
Asset Manager	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31
($ in millions)	2016				2017
Retail Unaffiliated Distribution
AUM	$38,623	$35,197	$33,290	$30,295	$30,182	$30,307	$31,062
Net flows	$(5,378)	$(3,890)	$(3,343)	$(3,006)	$(1,672)	$(571)	$(483)
Organic growth	(47.1)%	(40.3)%	(38.0)%	(36.1)%	(22.1)%	(7.6)%	(6.4)%
Redemption rate	77.7%	61.3%	56.2%	56.7%	50.5%	39.2%	33.0%
Retail Broker-Dealer
AUM	$42,142	$42,261	$43,170	$42,322	$43,110	$43,084	$43,472
Net flows	$(301)	$(398)	$(712)	$(750)	$(1,129)	$(911)	$(1,238)
Organic growth	(2.8)%	(3.8)%	(6.7)%	(6.9)%	(10.7)%	(8.5)%	(11.5)%
Redemption rate	9.3%	10.5%	12.1%	12.5%	15.1%	14.7%	16.4%
Institutional
AUM	$14,426	$8,993	$8,595	$7,904	$7,792	$7,036	$6,365
Net flows	$(601)	$(5,473)	$(838)	$(629)	$(585)	$(973)	$(1,071)
Organic growth	(15.6)%	(151.8)%	(37.3)%	(29.3)%	(29.6)%	(49.9)%	(60.9)%
Redemption rate	29.9%	198.9%	46.4%	51.3%	37.2%	58.7%	67.3%

Fund Rankings (1)	1 Year	3 Years	5 Years
Lipper
Funds ranked in top half	41%	36%	45%
Assets ranked in top half	53%	41%	50%
MorningStar
Funds with 4/5 stars	29%	14%	24%
Assets with 4/5 stars	40%	12%	35%

	Three Months Ended
	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31
Broker-Dealer	2016				2017
AUA(2) ($ in billions)	$49.9	$50.5	$52.1	$51.7	$53.6	$54.1	$55.5
AUA(2) fee based accounts ($ in billions)	$17.4	$17.8	$18.5	$18.4	$19.1	$19.5	$20.7
Advisor headcount	1,803	1,799	1,796	1,780	1,662	1,581	1,481
Advisor productivity ($ in thousands)	$61.3	$63.1	$59.0	$59.4	$60.7	$65.0	$69.0
U&D revenues ($ in thousands)	$110,735	$113,802	$105,787	$105,931	$103,942	$105,252	$106,000

(1)          Starting in June 2017, we began using I shares in our rankings.  This change was made to use a consistent share class that aligns with the industry’s sales and asset concentrations.  Performance in prior periods utilized each funds’ older share class, which was generally the A shares.

(2)          AUA represent Assets Under Administration

	Three Months Ended
Unaudited Consolidated Statement of Income	Sep. 30,	Jun. 30,	Sep. 30,	Sequential Qtr.		Year-over-Year Qtr.
($ in thousands, except per share data)	2017	2017	2016	Change	%	Change	%
Operating Revenues:
Investment management fees	$134,149	$130,878	$138,745	$3,271	2.5%	$(4,596)	(3.3)%
Underwriting and distribution fees	128,892	128,776	135,778	116	0.1%	(6,886)	(5.1)%
Shareholder service fees	26,406	27,003	28,563	(597)	(2.2)%	(2,157)	(7.6)%
Total operating revenues	289,447	286,657	303,086	2,790	1.0%	(13,639)	(4.5)%
Operating Expenses:
Underwriting and distribution	149,400	151,119	152,999	(1,719)	(1.1)%	(3,599)	(2.4)%
Compensation and related costs	48,340	47,224	40,214	1,116	2.4%	8,126	20.2%
General and administrative	27,832	28,153	23,280	(321)	(1.1)%	4,552	19.6%
Subadvisory fees	3,566	3,194	2,566	372	11.6%	1,000	39.0%
Depreciation	5,230	5,175	4,541	55	1.1%	689	15.2%
Intangible impairment	—	900	5,700	(900)	(100.0)%	(5,700)	(100.0)%
Total operating expenses	234,368	235,765	229,300	(1,397)	(0.6)%	5,068	2.2%
Operating Income	55,079	50,892	73,786	4,187	8.2%	(18,707)	(25.4)%
Investment and other income/(loss)	7,236	2,021	7,878	5,215	258.0%	(642)	(8.1)%
Interest expense	(2,796)	(2,788)	(2,792)	(8)	(0.3)%	(4)	(0.1)%
Income before taxes	59,519	50,125	78,872	9,394	18.7%	(19,353)	(24.5)%
Provision for taxes	20,296	26,162	24,067	(5,866)	(22.4)%	(3,771)	(15.7)%
Net Income	39,223	23,963	54,805	15,260	63.7%	(15,582)	(28.4)%
Noncontrolling interests	1,272	656	978	616	93.9%	294	30.1%
Net Income Attributable to Waddell & Reed Financial, Inc.	$37,951	$23,307	$53,827	$14,644	62.8%	$(15,876)	(29.5)%
Net income per share, basic and diluted:	0.45	0.28	0.65
Weighted average shares outstanding - basic and diluted	83,476	83,611	82,834
Operating margin	19.0%	17.8%	24.3%

	Three Months Ended
Net Distribution Cost Analysis	Sep. 30,	Jun. 30,	Sep. 30,	Sequential Qtr.		Year-over-Year Qtr.
($ in thousands)	2017	2017	2016	Change	%	Change	%
Retail Unaffiliated Distribution
U&D Revenues	$22,892	$23,524	$29,991	(632)	(2.7)%	(7,099)	(23.7)%
U&D Expenses - Direct	(31,779)	(32,998)	(39,489)	(1,219)	(3.7)%	(7,710)	(19.5)%
U&D Expenses - Indirect	(9,648)	(10,123)	(10,643)	(475)	(4.7)%	(995)	(9.3)%
Net Distribution Costs	$(18,535)	$(19,597)	$(20,141)	1,062	5.4%	1,606	8.0%

Retail Broker-Dealer
U&D Revenues	$106,000	$105,252	$105,787	748	0.7%	213	0.2%
U&D Expenses - Direct	(71,119)	(72,110)	(72,276)	(991)	(1.4)%	(1,157)	(1.6)%
U&D Expenses - Indirect	(36,854)	(35,888)	(30,591)	966	2.7%	6,263	20.5%
Net Distribution Costs	$(1,973)	$(2,746)	$2,920	773	28.2%	(4,893)	(167.6)%

	Nine Months Ended
Unaudited Consolidated Statement of Income	Sep. 30,	Sep. 30,
($ in thousands, except per share data)	2017	2016	Change	%
Operating Revenues:
Investment management fees	$395,463	$424,403	$(28,940)	(6.8)%
Underwriting and distribution fees	386,499	428,748	(42,249)	(9.9)%
Shareholder service fees	80,706	92,959	(12,253)	(13.2)%
Total operating revenues	862,668	946,110	(83,442)	(8.8)%
Operating Expenses:
Underwriting and distribution	450,843	508,080	(57,237)	(11.3)%
Compensation and related costs	144,970	151,495	(6,525)	(4.3)%
General and administrative	81,709	61,708	20,001	32.4%
Subadvisory fees	9,457	6,984	2,473	35.4%
Depreciation	15,626	13,163	2,463	18.7%
Intangible impairment	1,500	5,700	(4,200)	(73.7)%
Total operating expenses	704,105	747,130	(43,025)	(5.8)%
Operating Income	158,563	198,980	(40,417)	(20.3)%
Investment and other income/(loss)	11,386	(1,653)	13,039	(788.8)%
Interest expense	(8,370)	(8,336)	(34)	0.4%
Income before taxes	161,579	188,991	(27,412)	(14.5)%
Provision for taxes	64,857	63,146	1,711	2.7%
Net Income	96,722	125,845	(29,123)	(23.1)%
Noncontrolling interests	2,408	1,355	1,053	77.7%
Net Income Attributable to Waddell & Reed Financial, Inc.	$94,314	$124,490	$(30,176)	(24.2)%
Net income per share, basic and diluted:	1.13	1.51
Weighted average shares outstanding - basic and diluted	83,719	82,629
Operating margin	18.4%	21.0%

	Nine Months Ended
Net Distribution Cost Analysis	Sep. 30,	Sep. 30,
($ in thousands)	2017	2016	Change	%
Retail Unaffiliated Distribution
U&D Revenues	$71,305	$98,424	(27,119)	(27.6)%
U&D Expenses - Direct	(98,685)	(128,787)	(30,102)	(23.4)%
U&D Expenses - Indirect	(29,376)	(38,931)	(9,555)	(24.5)%
Net Distribution Costs	$(56,756)	$(69,294)	12,538	18.1%

Retail Broker-Dealer
U&D Revenues	$315,194	$330,324	(15,130)	(4.6)%
U&D Expenses - Direct	(213,631)	(240,293)	(26,662)	(11.1)%
U&D Expenses - Indirect	(109,151)	(100,069)	9,082	9.1%
Net Distribution Costs	$(7,588)	$(10,038)	2,450	24.4%

Unaudited Condensed Balance Sheet ($ in thousands)	Sep. 30, 2017	Dec. 31, 2016
Assets
Cash & cash equivalents (unrestricted)	$225,922	$555,102
Investment securities	697,138	328,750
Other assets	237,018	271,402
Property and equipment, net	91,708	102,449
Goodwill and intangible assets	147,069	148,569
Total assets	$1,398,855	$1,406,272
Liabilities, redeemable noncontrolling interests and equity
Short-term notes payable	$94,971	—
Long-term debt	94,765	189,605
Other liabilities	308,178	362,012
Redeemable noncontrolling interests	30,636	10,653
Total equity	870,305	844,002
Liabilities, redeemable noncontrolling interests and equity	$1,398,855	$1,406,272
Shares outstanding (in millions)	83.4	83.1

	Three Months Ended			Nine Months Ended
Unaudited Condensed Cash Flow	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	Sep. 30,
($ in thousands)	2017	2017	2016	2017	2016
Cash provided by (used in):
Operating activities	$20,682	$(86,431)	$66,061	$(16,580)	$66,059
Investing activities	(181,312)	(27,888)	69,281	(198,980)	69,281
Financing activities	(41,387)	(22,913)	(164,053)	(113,620)	(164,051)
Net change during period	$(202,017)	$(137,232)	$(28,711)	$(329,180)	$(28,711)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	Sep. 30,
($ in thousands)	2017	2017	2016	2017	2016
Shares repurchased
Number of shares	190,056	237,472	28,537	904,410	2,230,034
Total cost	$3,622	$4,037	$522	$15,635	$47,984
Dividend paid
Rate per share	$0.46	$0.46	$0.46	$1.38	$1.38
Total paid	$38,455	$38,465	$38,120	$115,691	$114,736
Capital returned to stockholders	$42,077	$42,502	$38,642	$131,326	$162,720

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today at 10:00 a.m. Eastern. During this call, Philip J. Sanders, CEO and CIO, will review our quarterly results. Live access to the teleconference will be available on the “Investor Relations” section of our Web site at ir.waddell.com. A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web Site Resources

We invite you to visit the Investor Relations section of our Web site at ir.waddell.com. Under the “Investor Information” tab you will find a link to presentations as well as to data tables, which include supplemental information schedules.

Contacts

Investor Contact:

Nicole Russell, VP, Investor Relations, (913) 236-1880, nrussell@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results. Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the retail unaffiliated distribution channel (encompassing broker/dealer, retirement, and registered investment advisors), our retail broker-dealer channel (through financial advisors), and our Institutional channel (including defined benefit plans, pension plans and endowments, and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States and internationally. Waddell & Reed Investment Management Company serves as investment adviser to the Waddell & Reed Advisors Group of Mutual Funds, while Ivy Investment Management Company serves as investment adviser to Ivy Funds, Ivy NextShares, Ivy Variable Insurance Portfolios and InvestEd Portfolios, and investment adviser and global distributor to the Ivy Global Investors SICAV, an umbrella UCITS fund domiciled in Luxembourg. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds and InvestEd Portfolios, while Ivy Distributors, Inc. serves as principal underwriter and distributor to Ivy Funds and Ivy Variable Insurance Portfolios.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general. These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates, stock repurchases and the financial markets and other conditions. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below. If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016, which include, without limitation:

•                  The loss of existing distribution channels or inability to access new distribution channels;

•                  A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                  The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                  Changes in our business model, operations and procedures, including our methods of distributing our proprietary products, as a result of the Department of Labor’s new fiduciary rule;

•                  The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                  A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                  Our inability to reduce expenses rapidly enough to align with declines in our revenues, the level of our assets under management or our business environment.

•                  Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                  Our inability to attract and retain senior executive management and other key personnel to conduct our broker-dealer, fund management and investment advisory business;

•                  A failure in, or breach of, our operational or security systems or our technology infrastructure, or those of third parties on which we rely; and

•                  Our inability to implement new information technology and systems, or our inability to complete such implementation in a timely or cost effective manner.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2016 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2017. All forward-looking statements speak only as of the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.